Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 29, 2007 FOR IMMEDIATE RELEASE

California Certifies New Vehicle Emissions Test Equipment

Cleveland, Ohio, August 29  Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for the automotive emissions, automotive diagnostic, locomotive, and aircraft industries, today announced that it received certification from the Bureau of Automotive Repair (BAR) on its Low Pressure Evaporative Emissions tester product for the State of California.  The product, which has been in development for a number of years, provides an accurate method of testing vehicle evaporative emission systems for leaks that exceed federal guidelines.  The Company is partnered with Environmental Systems Products (ESP) of East Granby, Connecticut. ESP is a veteran of emissions testing over the past 28 years and has an excellent reputation for top quality equipment and service. Hickok who also has an excellent industry reputation has offered emissions testing equipment under the Waekon brand since 1998. Hickok designed and is manufacturing the equipment and ESP is marketing and servicing the combined ESP/Waekon branded product offering.

The Company currently has orders for approximately $8,000,000 of the  EVAP Tester and is optimistic that the orders will increase now that certification is in place. The Company recently began delivery to customers. Bob Bauman, President and CEO, said this project is expected to add significantly to the revenues and profitability of our last quarter fiscal 2007 and the first quarter of fiscal 2008 and could have long term implications for the Company. Other states have similar requirements in their State Implementation Plans (SIP) and are watching the progress of California’s program.

The California program mandates that all vehicles from 1976 through 1995 be tested every other year. The resulting reduction in pollution is estimated at over 14 tons per day by 2010 in the State of California.  In excess of 10 million vehicles will be subject to the test program that begins November 1, 2007 and over 8,000 Smog Check Stations are expected to participate. Only one other vendor is participating in the program. Other states have similar requirements to California’s in their State Implementation Plan (SIP) which is submitted to the Federal Government. Hickok is optimistic that other states will consider adding to their programs once they see the effectiveness of the California program.

Hickok provides products and services primarily for the automotive emissions, automotive diagnostic, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2007 and fiscal 2008, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.